Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763)551-5000 • Fax (763)551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS
NOVEMBER SALES RESULTS

Minneapolis, MN, November 30, 2006 – Christopher & Banks Corporation (NYSE: CBK) today reported total sales of $44.3 million for the four-week period ended November 25, 2006, down modestly from $44.4 million last year.  November same-store sales declined 8%.

For the third quarter ended November 25, 2006, total sales increased 7% to $139.3 million from $130.5 million last year, while same-store sales declined 1%.  For the nine months ended November 25, 2006, total sales increased 14% to $413.3 million from $363.9 million last year, while same-store sales increased 4%.  As of November 25, 2006, the Company operated 778 stores compared with 707 stores as of November 26, 2005.

Joe Pennington, Chief Executive Officer, commented, “Unfortunately, we did not experience improved sales results in November. We believe our overall Holiday assortment evolved more quickly than our core customer was willing to accept.  Items featuring velvet, lurex, shine and other embellishments were, in hindsight, not well received. Our December deliveries will be more casual in nature and more appropriate for the lifestyle of our core customer.”

For the third quarter ending November 25, 2006, the Company continues to expect earnings to be in the range of $0.24 to $0.25 per diluted share.  Third quarter guidance takes into account a $0.02 to $0.03 per diluted share impact of expensing stock-based compensation.  In last year’s third quarter, the Company earned $0.24 per diluted share.  The Company plans to report third quarter earnings after the market closes on December 19, 2006 and will provide an update on fourth quarter guidance at that point.

The Company also announced that it repurchased 306,000 shares of common stock in fiscal November.  This brings the total number of shares purchased under its $20 million share repurchase program to 366,000 shares.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 778 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 524 Christopher & Banks stores, 217 C.J. Banks stores and 37 Acorn stores.

This release contains forward looking statements regarding our belief that December merchandise deliveries will be more appropriate for the lifestyle of our core customer. This release also contains forward looking statements regarding the Company’s earnings guidance of $0.24 to $0.25 per diluted share for the third quarter of fiscal 2007. The achievement of such results is subject to certain risks and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, adverse changes in economic, market and weather conditions,  shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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